Exhibit 99

FOR IMMEDIATE RELEASE                     Contact:  Timothy Blow
                                                    Chief Financial Officer
                                                     518-828-4600 ext. 361



               HUDSON RIVER BANCORP, INC. ANNOUNCES THE COMPLETION
                      OF THE SFS BANCORP, INC. ACQUISITION

(Hudson, NY - September 3, 1999) -- Hudson River Bancorp, Inc. (Nasdaq: HRBT), the holding company for Hudson River Bank & Trust Company (HRBT), announced today that the acquisition of SFS Bancorp, Inc., the holding company for Schenectady Federal Savings Bank (SFSB), and the merger of SFSB into HRBT, became effective today. The transaction is valued at approximately $32 million.

In the transaction, SFS Bancorp, Inc. shareholders are entitled to receive $25.10 in cash for each share of SFS common stock they own.

As a result of this acquisition, Hudson River Bancorp, Inc. will have over $1 billion in total assets with total deposits exceeding $750 million.

The merger of the SFSB branches into Hudson River Bank & Trust Company will take place over the Labor Day weekend. The former SFSB branches will reopen Tuesday morning, September 7th, as Hudson River Bank & Trust Company branches offering all of HRBT's existing products. With the addition of the four SFSB branches, the HRBT branch network now totals 17 full service branches throughout Schenectady, Albany, Rensselaer, Columbia, and Dutchess counties.

President & CEO of Hudson River Bancorp, Inc., Carl A. Florio, said he is confident that the Schenectady customers will be pleased with the customer service and products HRBT offers. Florio noted, "We continue to believe in and demonstrate our commitment to community banking. The traditional banking services we offer throughout our branch network are further enhanced by state-of-the-art technology that allows customers the choice and the convenience of banking via the Internet, in a branch, over the phone or through our extensive ATM network. We are confident that the Schenectady market will be well served by our increased presence in the area."

Headquartered in Hudson, NY, Hudson provides full-service banking, as well as investment management, trust and commercial services throughout its market area. Visit the Company's web site www.hudsonriverbank.com for further information on the Company and its services.